SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: Country Mutual Funds Trust
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Address of Principal Business Office (no. & Street, City, State Zip Code):

808 IAA Drive Bloomington, Illinois, 61702
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Telephone Number (including area code): (309) 557-3092
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Name and Address of agent for service of process:

Robert J. McDade, Esq.
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1701 Towanda Ave.  Bloomington, Illinois, 61702
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Bloomington and the state of Illinois on the 21st day of August, 2001.

[SEAL]                               Signature Country Mutual Funds Trust
                                               ---------------------------------
                                                   (Name of Registrant)


                                     By/s/  Paul M. Harmon
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                                            Paul M. Harmon, Trustee
                                     (Name of director, trustee or officer
                                     signing on behalf of Registrant)

Attest:/s/ Robert J. McDade
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         Robert. J. McDade

       Attorney, Office of the General Counsel
                  (Title)